UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 333-18295
                                                                       ---------

                             COLONIAL HOLDINGS, INC.
                             -----------------------
             (Exact name of registrant as specified in its charter)

             10515 Colonial Downs Parkway, New Kent, Virginia  23124
             -------------------------------------------------------
                    (Address of principal executive offices)

       Registrant's telephone number, including area code   (804) 966-7223
                                                          ----------------

                 Class A Common Stock, Par Value $.01 Per Share
                 ----------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
     (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
                Rule 12g-4(a)(1)(i)  [X]      Rule 12h-3(b)(l)(i)  [ ]
                Rule 12g-4(a)(l)(ii) [ ]      Rule 12h-3(b)(l)(ii) [ ]
                Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(i)  [ ]
                Rule 12g-4(a)(2)(ii) [ ]      Rule 12h-3(b)(2)(ii) [ ]
                                              Rule 15d-6           [ ]


Approximate  number of holders of record as of the certification or notice date:
1
-

Pursuant to the requirements of the Securities Exchange Act of 1934 Colonial Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: February 22, 2002           By:  /s/  Ian M. Stewart, President
      -----------------               -------------------------------


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